UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2022

Nuvectis Pharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-41264 (Commission File Number)	86-2405608 (IRS Employer Identification No.)

1 Bridge Plaza Suite 275

Fort Lee, NJ 07024

(Address of Principal Executive Offices)

(201) 614-3150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	NVCT	Nasdaq Capital Market

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 27, 2022, Nuvectis Pharma, Inc. (the “Company”) entered into definitive agreements for the issuance and sale in a private placement (the “Private Placement”) of 1,015,598 shares of its common stock, par value $0.00001 (the “Common Stock”) and pre-funded warrants to purchase up to an aggregate of 909,091 shares of Common Stock. The investors in the Private Placement also purchased preferred investment options to purchase up to an aggregate of 1,924,689 shares of Common Stock (the “Pre-Funded Warrants”). The Private Placement included a Securities Purchase Agreement, a Preferred Investment Option, a Pre-Funded Warrant, and a Registration Rights Agreement among other documents. Gross proceeds to the Company from the Private Placement are approximately $15.9 million.

Securities Purchase Agreement

The Securities Purchase Agreement contains customary representations and warranties of the Company and the purchasers as well as other obligations of the parties. Under the Securities Purchase Agreement the Company agreed to sell to various purchasers up to an aggregate of approximately $15.9 million of shares and warrants. The combined purchase price for one share of Common Stock and one associated preferred investment option to purchase one share of Common Stock is $8.25.

The foregoing summary of the Securities Purchase Agreement is qualified in its entirety by reference to the Form-of Securities Purchase Agreement which is filed herewith as Exhibit 10.1.

Preferred Investment Option

The Preferred Investment Option shall be exercisable commencing six months following the date of issuance and have a term equal to three and one-half years. The exercise price per share of Common Stock under the Preferred Investment Option is $9.65, subject to adjustments under the Preferred Investment Option.

The foregoing summary of the Preferred Investment Option is qualified in its entirety by reference to the Form-of Preferred Investment Option which is filed herewith as Exhibit 10.2.

Pre-Funded Warrant

The Pre-Funded Warrant purchase price is $8.249, subject to certain adjustments as detailed in the Pre-Funded Warrant. The Pre-Funded Warrants are exercisable immediately until exercised in full at an exercise price of $0.001.

The foregoing summary of the Pre-Funded Warrant is qualified in its entirety by reference to the Form-of Pre-Funded Warrant which is filed herewith as Exhibit 10.3.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement the Company agreed to file resale registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors (including the shares of common stock issuable upon the exercise of the preferred investment options and pre-funded warrants).

The foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to the Form-of Registration Rights Agreement which is filed herewith as Exhibit 10.4.

Engagement Letter

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent for the Private Placement, pursuant to that engagement letter, dated as of July 7, 2022, as amended on July 26, 2022, by and between the Company and Wainwright (the “Engagement Letter”). Pursuant to the Engagement Letter, the Company paid Wainwright (i) a total cash fee equal to 7.0% of the aggregate gross proceeds of the Private Placement, (ii) a management fee of 1.0% of the aggregate gross proceeds of the private placement, and (iii) a non-accountable expense allowance of $85,000. In addition, the Company issued to Wainwright or its designees preferred investment options to purchase up to 115,481 shares of Common Stock at an exercise price equal to $10.3125. The placement agent preferred investment options will become exerciable commencing six months following the date of issuance and have a term equal to three and one-half years.

The Private Placement

The securities described above have not been registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements. The issuance and sale of the securities are made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated under the Securities Act. The securities contain (or will contain, where applicable) restrictive legends.

Neither the Company nor any person acting on behalf of the Company has offered or sold any of the securities by any form of general solicitation. Each investor in the Private Placement represented at closing that the purchaser qualified as an accredited investor or as a qualified institutional buyer.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in the above Item 1.01 of this Current Report on Form 8-K in relation to the Private Placement is hereby incorporated by reference.

Item 8.01	Other Events

On July 27, 2022, the Company issued a press release announcing the pricing of the Private Placement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit
Number	Description
10.1	Form of Securities Purchase Agreement by and among Nuvectis Pharma, Inc. and the Purchasers, dated July 27, 2022.

10.2	Form of Preferred Investment Option.

10.3	Form of Pre-Funded Stock Purchase Warrant.

10.4	Form of Registration Rights Agreement by and among Nuvectis Pharma, Inc. and the Purchasers, dated July 27, 2022.

99.1	Pricing Press Release, dated July 27, 2022.

104.1	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvectis Pharma, Inc.
(Registrant)

Date: July 29, 2022
	By:	/s/ Ron Bentsur
Ron Bentsur
Chairman, Chief Executive Officer and President